ALEXANDER & BALDWIN, INC.

ONE-YEAR PERFORMANCE IMPROVEMENT INCENTIVE PLAN

AMENDMENT NO. 4

The Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan, as restated effective October 22, 1992 (the “Plan”), is hereby amended, effective October 24, 2007, as follows:

1.         The reference to “Compensation and Stock Option Committee” in the first sentence of Section II.A of the Plan is hereby amended to read “Compensation Committee.”

2.	Section V.A of the Plan is hereby amended to read as follows:

A.	Opportunity.

For each goal established for the participant pursuant to Section IV, a bonus opportunity (stated as a dollar amount or percentage of salary) will be set at one or more levels based on corresponding levels of attainment of that goal. For example, a target level bonus may be set for target level attainment of each established goal. Accordingly, each participant’s maximum award under the Plan for a particular Plan Year shall be equal to the sum of the maximum level of bonus opportunity set for each goal established for him or her for that Plan Year.

3.	Section V.B.1 of the Plan is hereby amended in its entirety to read as follows:

1.         Individual Bonus Calculation. At the end of each Plan Year, the Committee shall determine the actual level of attainment of each of the goals established for the participant for that Plan Year. Based on the Committee’s determination of the attained level of each goal, an initial calculation shall be made of the bonus amount attributable to that goal, and the participant’s potential bonus amount for that Plan Year shall be equal to sum of those individually calculated bonus amounts. However, the actual bonus amount to be paid to the participant shall be subject to his or her satisfaction of the employment requirement set forth in Section III.B, the applicable limitation of Section V.B.2 in effect for the Plan Year and any adjustments effected by the Committee pursuant to Section V.B.3.

4.	Section V.B.2 of the Plan is hereby deleted in its entirety.

5.         Section V.B.3 of the Plan is hereby renumbered Section V.B.2 and is amended in its entirety to read as follows:

2.         Committee Discretion. The award calculated for each participant pursuant to Section V.B.1 may be increased or decreased by the Committee in its absolute discretion if such award does not, in the judgment of the Committee, accurately reflect the performance of the Company or of the applicable operating unit or individual (e.g., because of changes in accounting rules, extraordinary gains from the sale of Company assets, or other similar or dissimilar circumstances occurring during the Plan Year which may or may not have been beyond the control of the Company, the operating unit, or the individual participant). Such adjustments by the Committee may be applied uniformly with respect to all participants, or such adjustment may be applied selectively with respect to one or more individual participants.

6.         Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately before this Plan Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, ALEXANDER & BALDWIN, INC. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officers on this 24th day of October, 2007.

ALEXANDER & BALDWIN, INC.

By: /s/ Son-Jai Paik
Its Vice President

By: /s/ Alyson J. Nakamura
Its Secretary

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